Exhibit 10.3

MEDIT JOINDER AGREEMENT

THIS MEDIT JOINDER AGREEMENT (this “Agreement”) is entered into this 20th day of February 2004 by and between UGI France, Inc., a company incorporated under the laws of the State of Delaware, represented by Anthony Mendicino, duly authorized for the purpose hereof (the “Purchaser”), UGI Corporation, a company incorporated under the laws of the Commonwealth of Pennsylvania, represented by Anthony Mendicino, duly authorized for the purpose hereof (“UGI Corp.”), Medit Mediterranea GPL, Srl, a company incorporated under the laws of Italy, represented by Antonio Careri, duly authorized for the purpose hereof (“Medit”) and PAI partners, a French société par actions simplifiée with a share capital of €27,135,000, whose registered office is at 43 avenue de l’Opéra, 75002 Paris, France, registered under number 414 946 913 RCS Paris, acting as management company of PAI Europe III – A FCPR, PAI Europe III – B FCPR, PAI Europe III – C FCPR, PAI Europe III – D FCPR and PAI Europe III – D2 FCPR, five fonds communs de placement à risques bénéficiant d’une procédure allégée au sens de l’article L. 214-37 du Code monétaire et financier, represented by Olivier de Vregille, duly authorized for the purpose hereof pursuant to a power of attorney attached in Annex A (“PAI”). The Purchaser, UGI Corp., Medit and PAI are sometimes individually referred to herein as a “Party” and, collectively, as “Parties.”

WHEREAS, PAI and the Managers, on the one hand, and the Purchaser and UGI Corp., on the other hand, have entered into a share purchase agreement (a copy of which is attached hereto as Annex B) relating to the sale by the former of their shares in the Company and Financière AGZ to the Purchaser (the “SPA”; except as specifically provided in this Agreement, defined terms used herein but not otherwise defined shall have the meaning ascribed thereto in the SPA);

WHEREAS, PAI, the Purchaser, Medit and Financière AGZ entered into that certain shareholders’ agreement, dated April 9, 2002, relating to the Company (the “Shareholders’ Agreement”), Article 14 of which provides drag-along rights to PAI;

WHEREAS, prior to the execution of this Agreement, PAI has delivered, and Medit has received, a PAI Transfer Notice, as that term is defined in Article 13 of the Shareholders’ Agreement, pursuant to which PAI has notified Medit of its exercise of its aforementioned drag-along rights;

WHEREAS, pursuant to Clause 7.5.3 of the SPA, PAI desires to further effect its exercise of said drag-along rights to cause Medit to sell to the Purchaser on the Closing Date the 3,434,751 class M shares of the Company that Medit and Medit’s AGZ Director own (the “Medit AGZ Shares”) and the 4,036 shares of Financière AGZ that Medit has purchased from SCI prior to the date hereof (the “Medit FA Shares” and, together with the Medit AGZ Shares, the “Medit Shares”);

WHEREAS, Medit desires to sell, and the Purchaser desires to purchase, the Medit AGZ Shares and the Medit FA Shares on the Closing Date, all in accordance with the terms and conditions of the SPA, as amended hereby.

NOW, THEREFORE, the Parties, hereby acknowledge and agree as follows:

1. Subject to the Conditions Precedent, Medit agrees to sell to the Purchaser, and the Purchaser hereby agrees to purchase from Medit, all of the Medit Shares with all rights attached or accruing to them at Closing, for a price per Medit AGZ Share equal to the AGZ Share Price and a price per Medit FA Share equal to the FA Share Price (the “Medit Sale”).

The terms and conditions of the Medit Sale are those contained in the SPA as amended as follows:

a.	The defined term “Sellers” is hereby replaced with “Seller” or “Medit” and the defined term “Sellers’ Representative” is hereby replaced with “Seller’s Representative”;

b.	The SPA is hereby amended in part by (1) deleting from Recital A thereof the phrases “(the “AGZ Shares”)” and “(together the “Shares”)” and (2) replacing in the SPA “AGZ Share” (eventually contained in other definitions) with “Medit AGZ Share” and “Share” with “Medit Share”;

c.	The SPA is hereby amended in part by (1) deleting from Clause 1 thereof the definition of “FA Shares” in its entirety and (2) replacing in the SPA “FA Share” (eventually contained in other definitions) with “Medit FA Share”;

d.	Clause 1 of the SPA is hereby amended in part by (1) amending the following definitions as follows: “Knowledge” means the actual knowledge of the AGZ Director and Antargaz Director of the Seller, i.e., as of the date hereof Antonio Careri, of the facts which are the subject matter of the representations and warranties of the Seller under this Agreement; and by (2) adding the following definitions, in alphabetical order:

“Medit Escrow Agreement”	has the meaning set forth in Clause 4.2.1;

“Medit Guarantee”	has the meaning set forth in Clause 4.2.1;

“Medit Escrow Amount”	means One Million Seven Hundred Twenty Two Thousand Eight Hundred Ten (1,722,810) euros;

“UGI Escrow Agreement”	has the meaning set forth in Clause 4.2.1;

“UGI Guarantee”	has the meaning set forth in Clause 4.2.1;

“UGI Escrow Amount”	means One Million Seven Hundred Twenty Two Thousand Eight Hundred Ten (1,722,810) euros;

e.	Clause 4.1.3 of the SPA is hereby amended in part (1) by deleting “i.e. 24,043,250” and adding in lieu thereof the following language “i.e. 3,434,751”; (2) by deleting “i.e. 1,552,371” and adding in lieu thereof the following language “i.e. 4,036”; (3) by deleting “minus the PAI Escrow Amount”, “minus the Managers’ Escrow Amount” and the last paragraph; and (4) by adding in the end the following language “minus the Medit Escrow Amount, if applicable pursuant to Clause 4.2.1”;

f.	Clause 4.2.1 of the SPA is hereby amended in part by deleting the whole paragraph and adding in lieu thereof the following language: “Unless otherwise decided by Medit and the Purchaser, each of Medit and the Purchaser shall, at the Closing Date, as a guarantee for the possible payment of their share in the AGZ Share Price Adjustment and FA Share Price Adjustment, place into escrow the Medit Escrow Amount and the UGI Escrow Amount respectively, pursuant to the escrow agreement substantially in the form of Annex C (the “Medit Escrow Agreement” and the “UGI Escrow Agreement”), or alternatively at the election of either Medit or the Purchaser deliver a bank guarantee substantially in the form of Annex D (the “Medit Guarantee” and the “UGI Guarantee”)”;

g.	Clause 4.2.3, second paragraph, of the SPA is hereby amended by deleting the whole paragraph and adding in lieu thereof the following language : “At Closing if applicable pursuant to Clause 4.2.1, the Purchaser shall pay the Medit Escrow Amount and the UGI Escrow Amount to an escrow account pursuant to the Medit Escrow Agreement and UGI Escrow Agreement”;

h.	Clause 5.3.2(i)(a) of the SPA is hereby amended in part by deleting “i.e. 24,043,250” and adding in lieu thereof the following language “i.e. 3,434,751”;

i.	Clause 5.3.2(i)(b) of the SPA is hereby amended in part by deleting “i.e. 1,552,371” and adding in lieu thereof the following language “i.e. 4,036”;

j.	Clause 5.3.2(ii) is hereby amended, in its entirety, as follows:

“Within three (3) Business Days after the date on which the process described in Schedule B for the determination of the Closing Statement is complete, the payments referred to in the above paragraph shall be made either (i) to Medit’s account as specified in the Payment Accounts Details or, failing which, via Medit’s draw on the UGI Guarantee, if applicable, or (ii) if applicable, via the release of an amount of the UGI Escrow Amount equal to the adjustment determined pursuant to Clauses 5.3.2(i)(a) and (b), to Medit’s account as specified in the Payment Accounts Details. Simultaneously with the payment required by this Clause 5.3.2, the Medit Escrow Amount and the balance of the UGI Escrow Amount, if applicable, shall be released, respectively, to Medit and the Purchaser via wire transfer in accordance with the account details to be provided by them to bank/escrow agent for and under the Medit Escrow Agreement and the UGI Escrow Agreement, if applicable; in addition, the Medit Guarantee, if applicable, shall be released and surrendered to the Seller’s Representative.

k.	Clause 5.3.3(i)(a) of the SPA is hereby amended in part by deleting “i.e. 24,043,250” and adding in lieu thereof the following language “i.e. 3,434,751”;

l.	Clause 5.3.3(i)(b) of the SPA is hereby amended in part by deleting “i.e. 1,552,371” and adding in lieu thereof the following language “i.e. 4,036”;

m.	Clause 5.3.3(ii) is hereby amended, in its entirety, as follows: “Within three (3) Business Days after the date on which the process described in Schedule B for the determination of the Closing Statement is complete, the payment referred to in the above paragraph shall be made either (i) by Medit to Purchaser or (ii) if applicable, through the Purchaser’s draw on the Medit Guarantee or (iii) if applicable, via the release of an amount of the Medit Escrow Amount equal to the adjustment determined pursuant to Clauses 5.3.3(i)(a) and (b), to the Purchaser’s account as specified in the Payment Accounts Details. Simultaneously with the payment required by this Clause 5.3.3, the balance of the Medit Escrow Amount and the UGI Escrow Amount, if applicable, shall be released respectively, to Medit and the Purchaser, as the case may be, via wire transfer in accordance with the account details to be provided by them to bank/escrow agent for and under the Medit Escrow Agreement and the UGI Escrow Agreement.

n.	Clause 6 of the SPA is hereby amended in part by adding the following Condition Precedent: “6.7 The sale by PAI of its shares in AGZ Holding and Financière AGZ to the Purchaser shall have been completed pursuant to the share purchase agreement entered into between PAI and the Purchaser.”

o.	Clause 8.2.1 of the SPA is hereby amended in part by (1) replacing, in paragraph (iii), “Hervé Couffin, Olivier de Vregille, Jean-Marie Fabre and Lionel Mestre” with “Antonio Careri”; (2) deleting paragraphs (iv) and

(v); (3) replacing in paragraph (vi), renumbered (iv), “Hervé Couffin, Olivier de Vregille, Lionel Mestre and Christilla de Moustier” with “Antonio Careri”; (4) deleting paragraph (vii); (5) replacing in paragraph (viii), renumbered (v), “PAI and each of the Executive Managers” with “Medit” and “their respective” by “its”; (6) deleting in paragraph (xi), renumbered (viii), “the Managers’ Escrow Agreement, the Managers’ Guarantees and” and replacing “PAI Escrow Agreement” and “PAI Guarantee” with, respectively, “Medit Escrow Agreement” and “Medit Guarantee”; and (7) deleting paragraphs (xii) and (xiii);

p.	Clause 8.2.2(iv) of the SPA is hereby amended in part by deleting “of the Managers’ Escrow Agreement and” and replacing “PAI Escrow Agreement” and “PAI Guarantee” with, respectively, “Medit Escrow Agreement” and “Medit Guarantee”;

q.	Clause 8.3.4 of the SPA is hereby amended in part by replacing in paragraphs (i) and (ii) “the Purchaser” with “Medit”;

r.	Clauses 10.1.4 and 10.1.5 are deleted;

s.	In Clause 10.2.1 of the SPA, “72.208049%” is replaced with “9.26398%”;

t.	Clause 10.2.2 of the SPA is hereby amended in part by replacing “4,036” and “Medit” with respectively “28,255” and “PAI” and by adding after “Medit” “, the 1,524,116 shares owned by the Managers”;

u.	Clause 13.8 of the SPA is hereby amended in part by replacing (1) “PAI” with “Medit” and (2) “Hervé Couffin, Olivier de Vregille, Lionel Mestre, Jean-Marie Fabre and Christilla de Moustier” with “Antonio Careri”;

v.	Clause 19 of the SPA is hereby amended by replacing the content of (ii) with “in accordance with Article 14 of the Shareholders’Agreement, Medit shall bear, and, thus reimburse to PAI, its prorata share of the fees, costs and other expenses of any independent professional adviser appointed by PAI”.

2. This Agreement shall be amended to reflect any subsequent amendments to the SPA which may be agreed by the Purchaser and PAI before the Closing Date and which shall apply to the Medit Sale pursuant to Article 14 of the Shareholders’ Agreement.

The Parties undertake to sign any amendment agreement or other document to give effect to these provisions.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first set forth above, in 4 (four) original copies.

PAI partners		Medit Mediterranea GPL SrL.

By:	Olivier de Vregille	By:	Antonio Careri
Title:	Authorized Agent	Title:	Chairman

UGI France, Inc.		UGI Corporation

By:	Anthony Mendicino	By:	Anthony Mendicino
Title:	Vice President	Title:	Senior Vice President and Chief Financial Officer